Exhibit 10.2

SENIOR MANAGEMENT AGREEMENT

BY AND BETWEEN

HURON CONSULTING GROUP LLC,

AND

GARY E. HOLDREN

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11.8.	Liability Insurance	14

11.9.	Preamble; Preliminary Recitals	14

11.10.	Taxes	14

11.11.	Entire Agreement	14

11.12.	Governing Law	14

11.13.	No Strict Construction	14

11.14.	Amendment and Waivers	14

Exhibits A General Release of All Claims		A-1

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SENIOR MANAGEMENT AGREEMENT

SENIOR MANAGEMENT AGREEMENT (the “Agreement”), effective as of May 13, 2002 (the “Effective Date”), by and between Huron Consulting Group LLC, a Delaware limited liability company (the “Company”) and Gary E. Holdren (the “Executive”).

PRELIMINARY RECITALS

A. WHEREAS, the Company is engaged in the business of providing diversified business consulting services (the “Business”). For purposes of this Agreement, the term the “Company” shall include the Company, its subsidiaries and assignees and any successors in interest of the Company and its subsidiaries; and

B. WHEREAS, the Company desires to employ Executive as of the Effective Date, and Executive desires to be so employed by the Company, as set forth herein.

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Employment.

1.1. Title and Duties. The Company agrees to employ Executive, and Executive agrees to accept employment with the Company, as its Chief Executive Officer and President, for the Employment Period, in accordance with the terms and conditions of this Agreement. During the Employment Period, Executive shall (i) have such responsibilities, duties and authorities as are customarily assigned to such positions and shall render such services or act in such capacity for the Company and its affiliates as the Chairman (the “Chairman”) of the Board of Directors (the “Parent Board”) of Huron Consulting Group, Inc. (the “Parent”) shall from time to time direct, and (ii) shall report to the Chairman. Executive shall perform the duties and carry out the responsibilities assigned to him, to the best of his ability, in a trustworthy and businesslike manner for the purpose of advancing the business of the Company. Executive shall engage in travel as reasonably required in the performance of Executive’s duties.

1.2. Outside Activity. During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive shall devote substantially all of his business time and attention to the business and affairs of the Company. It shall not be a violation of this Agreement for Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach occasional courses or seminars at educational institutions, or (iii) manage personal investments, so long as such activities under clauses (i), (ii) and (iii) do not interfere, in any substantial respect, with Executive’s responsibilities hereunder.

1.3. Employment Period. The employment of Executive under this Agreement shall begin on the Effective Date and shall continue through the third (3rd) anniversary of the Effective Date (the “Initial Period”). Commencing on the third (3rd) anniversary of the Effective Date and on each anniversary thereafter (each a “Renewal Date”), the employment of Executive under this Agreement shall automatically renew and extend for an additional year, unless one of the parties shall deliver to the other sixty (60) days’ advance written notice of the cessation of such automatic renewal (“Nonrenewal Notice”) at least sixty (60) days’ prior to such Renewal Date. “Employment Period” shall mean the Initial Period and any automatic extensions of Executive’s employment under this Agreement. Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination pursuant to Section 1.4, 1.5 or 1.6.

1.4. Termination Upon Death. If Executive dies during the Employment Period, Executive’s employment shall automatically terminate on the date of Executive’s death.

1.5. Termination by the Company.

(a) The Company may terminate Executive’s employment hereunder upon written notice to Executive (i) due to the Permanent Disability of Executive, (ii) Cause, or (iii) without Cause for any or no reason. Such termination shall be effective upon the date of service of such notice pursuant to Section 11.6.

(b) Definition of Cause.

(i) For purpose of this Agreement, “Cause” means the occurrence of any of the following events:

(1) Executive’s conviction of any felony or of a misdemeanor involving fraud, dishonesty, or moral turpitude;

(2) Executive’s material breach, material non-performance or material non-observance of any of the terms of the Agreement or any other written agreement to which Executive and the Company are parties, if such breach, non-performance or non-observance shall continue beyond a period of twenty (20) days immediately after written notice thereof by the Company to Executive or if such breach, non-performance or non-observance results in financial detriment to the Company or a detrimental effect on the Company’s business or reputation;

(3) Executive’s misconduct that results in material financial detriment to the Company or a material detrimental effect on the Company’s business or reputation; or

(4) any breach, non-performance or non-observance of Sections 8.2, 8.3, 8.4 or 8.5, of this Agreement;

(ii) Cause shall be determined by the affirmative vote of at least 75% of the members of the Parent Board (excluding the Executive, if a Board member, and excluding any member of the Parent Board involved in events leading to the Parent Board’s consideration of terminating Executive for Cause). Executive shall be given twenty (20) days written notice of the Parent Board meeting at which Cause shall be decided (which notice shall be deemed to be notice of the existence of Cause if Cause is found to exist by the Parent Board), and shall be given an opportunity prior to the vote on Cause to appear before the Parent Board, with or without counsel, at Executive’s election, to present arguments on his own behalf. The notice to Executive of the Parent Board meeting shall include a description of the specific reasons for such consideration of Cause. The pendency of the notice period described herein shall not prevent or delay the Company’s ability to enforce the restrictive covenants contained herein.

(c) Executive shall be deemed to have a “Permanent Disability” for purposes of this Agreement if Executive has any medically determinable physical or mental impairment that has lasted for a period of not less than six (6) months in any 12 month period and that renders Executive unable to perform the duties required under the Agreement. Such determination shall be made by written certification (“Certificate”) of Executive’s Permanent Disability by a physician jointly selected by the Company and the Executive; provided that if the Company and Executive cannot reach agreement on the physician, the Certification shall be by a panel of physicians consisting of one physician selected by the Company, one physician selected by the Executive and a third physician jointly selected by those two physicians.

1.6. Resignation by Executive.

(a) Executive shall give sixty (60) days written notice to the Company prior to the effectiveness of any resignation of his employment with the Company.

(b) Executive’s resignation shall be a resignation for “Good Reason” if: (1) an event or condition occurs which constitutes any of (c)(i) through (v) below; (2) Executive provides the Company with written notice pursuant to Section 11.6 that he intends to resign for Good Reason and such written notice includes (A) a designation of at least one of (c)(i) through (v) below (the “Designated Section”) and (B) specifically describes the events or conditions Executive is relying upon to satisfy the requirements of the Designated Section(s); (3) as of the twentieth (20th) day following the Company’s receipt of such written notice from Executive, such events or conditions have not been corrected in all material respects; and (4) Executive’s resignation is effective within sixty (60) days of the date Executive first has actual knowledge of the occurrence of the first event or condition upon which Executive relies upon to satisfy any of the Designated Section(s).

(c) “Good Reason” shall mean the occurrence of any of the following without the express written consent of Executive:

(i) any material breach by the Company of the Agreement;

(ii) any material adverse change in the status, position, responsibilities or Base Salary (as defined below) of Executive, including, but not limited to a change in Executive’s reporting relationship so that he no longer reports to the Chairman (it being understood that neither the hiring by the Company of other senior executive officers nor the fact that any of such senior executive officers report to the Chairman shall constitute Good Reason);

(iii) assignment of duties to Executive that are materially inconsistent with Executive’s position and responsibilities described in this Agreement;

(iv) the failure of the Company to assign this Agreement to a successor to the Company or failure of a successor to the Company to explicitly assume and agree to be bound by this Agreement; or

(v) requiring Executive to be principally based at any office or location more than forty (40) miles from the current offices of the Company in Chicago, Illinois.

2. Compensation.

2.1. Base Salary. As consideration for the services of Executive hereunder, during the Employment Period, the Company shall pay Executive an annual base salary of seven hundred fifty thousand dollars ($750,000) (the “Base Salary”), payable in accordance with the Company’s customary payroll practices as in effect from time to time. The Chairman shall perform an annual review of Executive’s compensation based on Executive’s performance of his duties and the Company’s other compensation policies, provided that Executive’s Base Salary, as increased from time to time, shall not be reduced without Executive’s written consent. The term Base Salary shall include any changes to the Base Salary from time to time.

2.2. Bonus Programs.

(a) Annual Bonus.

(i) During the Employment Period, Executive shall be eligible for an annual bonus in an amount determined by the Chairman based on Executive’s performance of his duties and the Company’s other compensation policies (the “Annual Bonus”). The target for Executive’s Annual Bonus shall be four hundred fifty thousand dollars ($450,000) (the “Target Amount”) per year. The Executive’s right to any bonus payable pursuant to this Section 2.2 shall be contingent upon Executive being employed by the Company on the last day of the performance period to which the bonus relates.

(ii) For the twelve (12) month period commencing on the Effective Date, Executive shall be entitled to an Annual Bonus not less than one hundred percent (100%) of the Target Amount, which shall be paid in four equal quarterly installments with one installment paid on or about each of July 31, 2002, October 31, 2002, January 31, 2003 and April 30, 2003.

(iii) For the twelve (12) month period commencing on the first anniversary of the Effective Date, Executive shall be entitled to an Annual Bonus not less than fifty percent (50%) of the Target Amount, which shall be paid in four equal quarterly installments with one installment paid on or about each of July 31, 2003, October 31, 2003, January 31, 2004 and April 30, 2004.

(iv) For the twelve (12) month period commencing on the second anniversary of the Effective Date (the “Third Year”), Executive shall be entitled to an Annual Bonus not less than twenty-five percent (25%) of the Target Amount, which shall be paid in four equal quarterly installments with one installment on or about each of July 31, 2004, October 31, 2004, January 31, 2005 and April 30, 2005. For the Third Year, the amount of the Annual Bonus payable in excess of the minimum specified in this subsection (iv) shall be based upon Executive’s achievement of certain performance goals, with such performance goals to be set and approved by the Parent Board no later than the ninetieth (90th) day of the Third Year.

(v) For each performance period commencing on or after the third anniversary of the Effective Date, the amount of the Annual Bonus target will be established by Chairman as set forth above and shall be payable based upon Executive’s achieving certain performance goals, with such performance goals, each to be set and approved by the Parent Board no later than the ninetieth (90th) day of the performance period to which such Annual Bonus relates.

(b) Performance Bonus. For each calendar year in which the Parent’s EBITDA margin is greater than twenty-five percent (25%) as determined by the Parent Board with reference to the Parent’s audited consolidated financial statements, Executive shall be eligible for a special performance bonus (the “Performance Bonus”) in addition to the Annual Bonus, which would be in an amount determined by the Chairman with approval by the Parent Board, provided that Executive is employed by the Company as of the last day of the performance period to which such Performance Bonus relates.

2.3. Equity Awards. The Chairman and Executive shall discuss periodic grants of Parent equity to Executive upon the achievement of certain defined corporate milestones, with such grants subject to the approval of the Parent Board.

3. Purchase of Common Interests. Subject to the terms of that certain restricted shares award agreement between Executive and the Parent (the “Restricted Shares Award Agreement”) and, except to the extent otherwise provided in the Restricted Shares Award Agreement, subject to the terms of the Huron Consulting Group Inc. 2002 Equity Incentive Plan (the “Equity Plan”), no later than December 31, 2002, Executive shall purchase, and the Parent shall sell to Executive, nine hundred thousand (900,000) shares of the Parent’s Class B nonvoting common stock, par value $.01 per share (the “Shares”). The vesting and forfeiture provisions applicable to the Shares are set forth in the Restricted Shares Award Agreement and, except to the extent otherwise provided in the Restricted Shares Award Agreement, in the Equity Plan. As a condition to receipt of the Shares, Executive shall complete and execute such documents relating to the purchase of the Shares as the Parent or Company may require. In consideration for the Shares, Executive will deliver to the Company on the date of purchase cash in the amount of one cent ($.01) per Share (the “Original Cost”).

4. Representations and Covenants of Executive. Executive hereby represents and warrants to the Company that:

(a) The Shares are being acquired by Executive for investment and solely for his own beneficial account and not with a view to, or any present intention of, directly or indirectly selling, transferring, offering to sell or transfer, participating in any distribution or otherwise disposing of all or a portion of such Shares.

(b) Executive acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), or any other applicable securities laws (together with the 1933 Act, “Securities Laws”), and that the Company has no intention and shall not have any obligation to register or to obtain an exemption from registration for the Shares or to take action so as to permit sales pursuant to the 1933 Act (including, without limitation, Rules 144 and 144A thereunder). Executive will not dispose of the Shares in contravention of the Securities Laws or the terms of the Equity Plan.

(c) Executive is a key employee of the Company, has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of the investment in the Shares.

(d) Executive acknowledges that owning Shares involves various risks, including the restrictions on transferability set forth in this Agreement, the Equity Plan and the Restricted Shares Award Agreement, lack of any public market for such Shares, the risk of owning his Shares for an indefinite period of time and the risk of losing his entire investment in the Parent.

(e) Executive is familiar with the business, financial condition, properties, operations and prospects of the Company and the Parent and he has asked such questions and conducted such due diligence concerning such matters and concerning acquisition of Shares as he has desired to ask and conduct, and all such questions have been answered to his full satisfaction.

(f) This Agreement constitutes the legal, valid and binding obligation of Executive enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by Executive and all other agreements contemplated hereby to which he is a party, and the fulfillment and compliance with the respective terms hereof and thereof, do not and shall not conflict with, violate or cause a breach of the terms, conditions or provisions of, or require the consent of any other person under, any agreement, non-compete provision, contract or instrument to which Executive is a party or any judgment, order, decree or other obligation to which Executive is subject.

5. Vesting and Forfeiture. The Shares shall vest, be subject to forfeiture and repurchase at the option of the Company and be subject to sale by the Executive to the Company, as set forth in the Restricted Shares Award Agreement and, except to the extent otherwise provided in the Restricted Shares Award Agreement, in the Equity Plan.

6. Benefits and Expenses.

6.1. During the Employment Period, Executive shall be eligible to participate in the various health and welfare benefit plans maintained by the Company for its key management employees from time to time.

6.2. During the Employment Period, the Company shall provide Executive with twenty (20) vacation days per calendar year. Unused vacation days for one calendar year may be carried over through the first ninety (90) days of the immediately subsequent calendar year.

6.3. During the Employment Period, the Company shall reimburse Executive for all ordinary, necessary and reasonable travel and other business expenses incurred by Executive in connection with the performance of his duties hereunder, in accordance with the Company policy. Such reimbursement shall be made upon presentation of itemized expense statements and such other supporting documentation as the Company may reasonably require.

7. Compensation After Termination.

7.1. Termination for Cause; Resign without Good Reason. If Executive is terminated by the Company for Cause or if Executive resigns other than for Good Reason, then, except as required by law, the Company shall pay Executive, within thirty (30) days of the termination, the Executive’s Base Salary accrued through the date of said termination and any earned but unpaid bonus.

7.2. Severance.

(a) If Executive is terminated by the Company without Cause or if Executive resigns for Good Reason during the Employment Period (or following the Employment Period to the extent that the Company delivers a Notice of Nonrenewal and such termination occurs on or prior to the fifth anniversary of the Effective Date), Executive shall be entitled to receive:

(i) as severance pay, one million, five hundred thousand dollars ($1,500,000) payable in equal installments pursuant to the Company’s normal payroll schedule for Executive during the twelve (12)-month period commencing with the date of termination, (such twelve (12)-month period, the “Severance Period”),

(ii) as and to the extent provided in the Restricted Shares Award Agreement, the vesting of the Shares shall accelerate, if needed, so that one hundred percent (100%) of the Shares shall be vested;

(iii) continuation of medical and dental benefits during the Severance Period upon the same terms as exist immediately prior to the termination of employment, and

(iv) all other benefits and perquisites shall be subject to the terms of the plan or program through which the benefit or perquisite is provided to Executive.

(b) For the avoidance of doubt, the parties hereto agree that delivery by the Company of a Notice of Nonrenewal shall not be considered an event of Good Reason or a termination by the Company for Cause.

(c) Notwithstanding the above, if a termination of Executive’s employment described in Section 7.2(a) above occurs within the twelve (12)-month period immediately following a Qualified Change of Control (as defined in Section 9(f) of the “Restricted Shares Award Agreement”), the severance payment of one million, five hundred thousand dollars ($1,500,000) shall be paid to Executive in a single lump sum within thirty (30) days of the termination date.

7.3. Death or Disability. If Executive is terminated due to Executive’s Permanent Disability or if Executive dies during the Employment Period, then:

(a) Executive or Executive’s estate, as the case may be, shall be entitled to receive as severance pay an amount equal to the Base Salary for six (6) months, which amount shall be payable in accordance with the Company’s policies that would otherwise apply to the payment of the Base Salary,

(b) As and to the extent provided in the Restricted Shares Award Agreement, the vesting of the Shares shall accelerate, if needed, so that one hundred percent (100%) of the Shares shall be Vested,

(c) Executive and/or his eligible dependents shall receive continuation of medical benefits upon the same terms as exist immediately prior to the termination of employment for the six (6)-month period immediately following the termination of employment, and

(d) all other benefits and perquisites shall be subject to the terms of the plan or program through which the benefit or perquisite is provided to Executive.

8. Restrictive Covenants.

8.1. Executive’s Acknowledgment. Executive agrees and acknowledges that in order to assure the Company that it will retain its value and that of the Business as a going concern, it is necessary that Executive not utilize special knowledge of the Business and its relationships with customers to compete with the Company. Executive further acknowledges that:

(a) the Company is and will be engaged in the Business during the Employment Period and thereafter;

(b) Executive will occupy a position of trust and confidence with the Company, and during the Employment Period, Executive will become familiar with the Company’s trade secrets and with other proprietary and Confidential Information concerning the Company and the Business;

(c) the agreements and covenants contained in Sections 8, 9 and 10 are essential to protect the Company and the goodwill of the Business and compliance with such agreements and covenants will not impair Executive’s ability to procure subsequent and comparable employment; and

(d) Executive’s employment with the Company has special, unique and extraordinary value to the Company and the Company would be irreparably damaged if Executive were to provide services to any person or entity in violation of the provisions of this Agreement.

8.2. Confidential Information. As used in this Section 8, “Confidential Information” shall mean the Company’s trade secrets and other non-public information relating to the Company or the Business, including, without limitation, information relating to financial statements, customer identities, potential customers, employees, suppliers, acquisition targets, servicing methods, equipment, programs, strategies and information, analyses, marketing plans and strategies, profit margins and other information developed or used by the Company in connection with the Business that is not known generally to the public or the industry and that gives the Company an advantage in the marketplace. Confidential Information shall not include any information that is in the public domain or becomes known in the public domain through no wrongful act on the part of Executive. Executive agrees to deliver to the Company at the termination of Executive’s employment (whether at the end of the Employment Period or thereafter), or at any other time the Company may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the Business or the Company or other forms of Confidential Information which Executive may then possess or have under his control.

8.3. Non-Disclosure. Executive agrees that during employment with the Company (including employment following the Employment Period) and thereafter, Executive shall not reveal to any competitor or other person or entity (other than current employees of the Company) any Confidential Information regarding Clients (as defined herein) that Executive obtains while performing services for the Company. Executive further agrees that Executive will not use or disclose any Confidential Information of the Company, other than in connection with Executive’s work for the Company, until such information becomes generally known in the industry through no fault of Executive.

8.4. Non-Solicitation of Clients. Executive acknowledges that Executive will learn and develop Confidential Information relating to the Company’s Clients and relating to the Company’s servicing of those Clients. Executive recognizes that the Company’s relationships with its Clients are extremely valuable to it and that the protection of the Company’s relationships with its Clients is essential.

Accordingly, and in consideration of the Company’s employment of Executive and the various benefits and payments provided in conjunction therewith, Executive agrees that for a period of twelve (12) months following termination of employment with the Company unless otherwise mutually agreed in writing by Executive and the Company (whether at the end of the Employment Period or thereafter), Executive will not, whether or not Executive is then self employed or employed by another, directly or through another, provide services that are the same or similar to those services offered for sale and/or under any stage of development by the Company at the time of Executive’s termination, to any Client of the Company:

“Client” shall mean those persons or firms for whom the Company has either directly or indirectly provided services within the twenty-four (24)-month period immediately preceding termination of Executive’s employment (whether at the end of the Employment Period or thereafter) and therefore includes both the referral source or entity that consults with the Company and the entity to which the consultation related. “Client” also includes those persons or firms to whom the Company has submitted a proposal (or assisted in the submission of a proposal) to perform services during the six (6) month period immediately preceding termination of Executive’s employment.

8.5. Non-Interference with Relationships. Executive shall not directly or indirectly solicit, induce or encourage (i) any executive or employee of the Company, or (ii) any customer, client, supplier, lender, professional advisor or other business relation of the Company to leave, alter or cease his or her relationship with the Company, for any reason whatsoever, for (1) thirty six (36) months (in the case of clause (i)) and (2) twelve (12) months (in the case of clause (ii)) after Executive’s termination, for any reason, of employment with the Company (whether at the end of the Employment Period or thereafter). Executive shall not hire or assist in the hiring of any executive or employee of the Company for that same time period, whether or not Executive is then self employed or employed by another business. Executive shall not directly or indirectly make disparaging remarks about the Company.

8.6. Modification. If any court of competent jurisdiction shall at any time deem that the term of any Restrictive Covenant is too lengthy, or the scope or subject matter of any Restrictive Covenant exceeds the limitations imposed by applicable law, the parties agree that provisions of Sections 8.3, 8.4 and 8.5 shall be amended to the minimum extent necessary such that the provision is enforceable or permissible by such applicable law and be enforced as amended. The provisions of this Section 8 shall survive the end of the Employment Period and the termination of this Agreement.

9. Effect on Termination. If, for any reason, Executive’s employment with the Company shall terminate or the Agreement is not renewed pursuant to Section 1.3 above, then, the Agreement shall terminate; provided, however, notwithstanding such termination, the provisions contained in Sections 4, 5, 8, 9, 10, and 11 hereof shall remain in full force and effect and provided further, however, that if the Company delivers Notice of Nonrenewal prior to the fifth anniversary of the Effective Date, Section 7 hereof (including any defined terms referenced in such section) shall survive until the fifth anniversary of the Effective Date .

10. Remedies.

10.1. Non-Exclusive Remedy for Restrictive Covenants. Executive acknowledges and agrees that the covenants set forth in Sections 8.3, 8.4 and 8.5 of this Agreement (collectively, the “Restrictive Covenants”) are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Executive breaches any of the terms of the Restrictive Covenants, and that in the event of Executive’s actual or threatened breach of any such Restrictive Covenants, the Company will have no adequate remedy at law. Executive accordingly agrees that in the event of any actual or threatened breach by him of any of the Restrictive Covenants, the Company shall be entitled to immediate temporary injunctive and other equitable relief, without the necessity of showing actual monetary damages or the posting of bond. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.

10.2. Arbitration. Except as set forth in Section 10.1, any controversy or claim arising out of or related to (i) this Agreement, (ii) the breach thereof, (iii) Executive’s employment with the Company or the termination of such employment, or (iv) Employment Discrimination, shall be settled by arbitration in Chicago, Illinois before a single arbitrator administered by the American Arbitration Association (“AAA”) under its National Rules for the Resolution of Commercial Disputes, effective as of September 1, 2000 (the “Employment Rules”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. References herein to any arbitration rule(s) shall be construed as referring to such rule(s) as amended or renumbered from time to time and to any successor rules. References to the AAA include any successor organization. “Employment Discrimination” means any discrimination against or harassment of Executive in connection with Executive’s employment with the Company or the termination of such employment, including any discrimination or harassment prohibited under federal, state or local statute or other applicable law, including the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disability

Act, the Family and Medical Leave Act, the Fair Labor Standards Act, or any similar federal, state or local statute.

10.3. Legal Fees. The Company shall reimburse Executive for attorney fees incurred by the Executive in connection with the negotiations of this Agreement and related agreements in an amount not to exceed $30,000.

10.4. Interest. If, in breach of this Agreement, the Company does not pay any amount that becomes due to Executive under this Agreement within five business days after written notice that such amount is due and owing, interest shall accrue on such amount from the date it became due and owing until the date of payment at an annual rate equal to the prime rate as publicly announced by The Northern Trust Company or its successor in effect from time to time during the period of such nonpayment.

11. Miscellaneous.

11.1. General Release. Executive acknowledges and agrees that Executive’s right to receive severance pay and other benefits pursuant to Section 7.2 and Section 7.3 of this Agreement is contingent upon Executive’s compliance with the covenants set forth in Section 8 of this Agreement and Executive’s execution and acceptance of the terms and conditions of, and the effectiveness of, a general release in a form substantially similar to that attached hereto as Exhibit B (the “Release”). If the Executive fails to comply with the covenants set forth in Section 8 or if the Executive fails to execute the Release or revokes the Release during the seven (7)-day period following his execution of the Release, then the Executive shall not be entitled to any severance payments or other benefits to which the Executive would otherwise be entitled under Section 7.2 or 7.3.

11.2. Assignment. Executive may not assign any of his rights or obligations hereunder without the written consent of the Company. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

11.3. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity and without invalidating the remainder of this Agreement.

11.4. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

11.5. Descriptive Headings; Interpretation. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

11.6. Notices.

All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally to the recipient, (ii) sent to the recipient by reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (iii) transmitted by telecopy to the recipient with a confirmation copy to follow the next day to be delivered by overnight carrier. Such notices, demands and other communications shall be sent to the addresses indicated below:

To the Company:

Huron Consulting Group LLC c/o Lake Capital, LLC 676 North Michigan Ave. Suite 3900 Chicago, IL 60611 Attention: Kathleen M. Johnston Facsimile: (312) 640-7065

with copy to:	Peter Krupp Skadden, Arps, Slate, Meagher & Flom LLP 333 West Wacker Drive Chicago, IL 60606 Facsimile: (312) 407-0411

To Executive:	Gary E. Holdren At the current home address and/or current home facsimile number for Executive in the Company’s records.

with copy to:	Roger C. Siske Sonnenschein Nath & Rosenthal 8000 Sears Tower Chicago, Illinois 60606

or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Date of service of such notice shall be (w) the date such notice is personally delivered, (x) three days after the date of mailing if sent by certified or registered mail, (y) one day after the date of delivery to the overnight courier if sent by overnight courier or (z) the next business day after the date of transmittal by telecopy.

11.7. Indemnification. The Company hereby agrees to indemnify Executive and hold him harmless to the fullest extent permitted by law as provided under and subject to the limitations and conditions set forth in the Company’s limited liability company agreement as in effect on the date hereof, against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from Executive’s performance of his duties and obligations with the Company.

11.8. Liability Insurance. The Company shall cover Executive, while employed by the Company and during the six (6) year period commencing with the Executive’s date of termination, under directors and officers liability insurance in the same amount and to the same extent as the Company covers any other officer or director of the Company, provided that the Company shall not be required to provide such coverage following termination of the Executive’s employment if providing such coverage to the Executive would cause the Company’s cost of directors and officers liability insurance to be increased by more than 15% and provided further that, the Company shall not be required to provide such coverage in the event that the Executive’s employment is terminated for Cause or if, prior to the third anniversary of the Effective Date, the Executive terminates his employment without Good Reason.

11.9. Preamble; Preliminary Recitals. The Preliminary Recitals set forth in the Preamble hereto are hereby incorporated and made part of this Agreement.

11.10. Taxes. All compensation payable to Executive from the Company shall be subject to all applicable withholding taxes, normal payroll withholding and any other amounts required by law to be withheld.

11.11. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement sets forth the entire understanding of the parties, and supersedes and preempts all prior oral or written understandings and agreements with respect to the subject matter hereof.

11.12. Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Illinois without giving effect to provisions thereof regarding conflict of laws.

11.13. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. Neither the Executive nor the Board shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.

11.14. Amendment and Waivers. Any provisions of the Agreement may be amended or waived only with the prior written consent of the Company and Executive.

SIGNATURE PAGE FOLLOWS.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates written below.

THE COMPANY: HURON CONSULTING GROUP LLC

/s/ Terence M. Graunke
By:	Terence M. Graunke
Its:	Chairman

Date:	December 7, 2002

EXECUTIVE

/s/ Gary E. Holdren
Gary E. Holdren

Date:	December 7, 2002

Exhibit A

GENERAL RELEASE OF ALL CLAIMS

1. For valuable consideration, the adequacy of which is hereby acknowledged, the undersigned (“Executive”), for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge Huron Consulting Group LLC (“Huron”), Huron Consulting Group Inc. (the “Parent”), HCG Holdings, LLC (the “Holding Company”) (collectively Huron, Parent and Holding Company being “Company”), Company’s agents, subsidiaries, parents affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to Executive’s employment with the Company or any of its affiliates and the termination of Executive’s employment. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Senior Management Agreement between Huron and Executive (except as set forth below), effective as of May 13, 2002, as amended from time to time (the “Senior Management Agreement”) and any claims under any stock option agreements between Executive and Huron or Parent) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Age Discrimination in Employment Act (ADEA), the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Illinois Human Rights Act, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Releasers may claim existed with Releasees. This also includes a release by Executive of any claims for breach of contract, wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with the Company or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. This release and waiver does not apply to any claims or rights that may arise after the date Executive signs this General Release. The foregoing release does not apply to (a) any claims or rights for severance pay, benefits, indemnification and any other surviving rights now existing under the Senior Management Agreement, the Operating Agreement of Huron, the organizational documents of the Parent or any other agreement providing for indemnification regardless of when any claim is filed, (b) any claims or rights under the Restricted Shares Awards Agreement or any benefit plan or program of the Company and (c) any claims or rights under directors and officers liability insurance.

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2. Excluded from this release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.

3. Executive agrees never to sue Releasees in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this General Release. If Executive violates this General Release by suing Releasees, other than under the ADEA or as otherwise set forth in Section 1 hereof and the Company prevails in a material respect, Executive shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Nothing in this General Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the interest of the parties that such claims are waived.

4. Executive acknowledges and recites that:

(a) Executive has executed this General Release knowingly and voluntarily;

(b) Executive has read and understands this General Release in its entirety;

(c) Executive has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this General Release before executing it;

(d) Executive’s execution of this General Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate about the terms of this General Release; and

(e) Executive has been offered 21 calendar days after receipt of this General Release to consider its terms before executing it.

5. This General Release shall be governed by the internal laws (and not the choice of laws) of the State of Illinois, except for the application of pre-emptive Federal law.

6. Executive shall have 7 days from the date hereof to revoke this General Release by providing written notice of the revocation to the Company, as provided in subsection 11.6 of the Senior Management Agreement, in which event this General Release shall be unenforceable and null and void.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

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Gary E. Holdren

Date:
Executive

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